Exhibit 99.1

PRESS RELEASE	SOURCE: WPCS International Incorporated

WPCS Appoints New Board Member

EXTON, PA - (Marketwired – September 13, 2013) WPCS International Incorporated (NASDAQ: WPCS), (“WPCS” or the “Company”), has announced that its board of directors has appointed one new board member.

Mr. Harvey J. Kesner joined the WPCS board effective September 9, 2013. Mr. Kesner is also a director, since November 2012, of Spherix Incorporated (NASDAQ:SPEX). Mr. Kesner is a practicing lawyer and a partner of Sichenzia Ross Friedman Ference LLP, New York, and has for more than the past five years been a practicing lawyer. Mr. Kesner practices corporate and securities law.

Between February 2013 and September 10, 2013, Mr. Kesner served as Interim Chief Executive Officer of Spherix Incorporated, and has previously served as Executive Vice President and General Counsel of American Banknote Corporation and as a director of Zvue, Inc. Mr. Kesner holds a B.S. in Management from the State University of New York, Binghamton, a J.D. from American University, Washington College of law, and an M.B.A (Finance) from American University, Kogod College of Business.

Sebastian Giordano, Interim Chief Executive Officer, commented, “We are excited to add a very talented leader in Harvey to our board of directors, as Harvey brings tremendous corporate finance, restructuring and merger experience to the table. I am confident that Harvey will make significant contributions to the Company in building value for our shareholders in the future.”

About WPCS International Incorporated:

WPCS is a design-build engineering company that focuses on the implementation requirements of communications infrastructure. The Company provides its engineering capabilities including wireless communication, specialty construction and electrical power to the public services, healthcare, energy and corporate enterprise markets worldwide. For more information, please visit www.wpcs.com.

Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements.

CONTACT:

WPCS International Incorporated

610-903-0400 x104

ir@wpcs.com